                         CERTIFICATE OF OWNERSHIP AND MERGER
                                       MERGING
                         CALIFORNIA COASTAL COMMUNITIES, INC.
                                         INTO
                             KOLL REAL ESTATE GROUP, INC.
                       (PURSUANT TO SECTION 253 OF THE GENERAL
                             CORPORATION LAW OF DELAWARE)



     The Koll Real Estate Group, Inc., a Delaware Corporation (the "Corporation"), does hereby certify that:

     FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

     SECOND: That the Corporation owns all of the issued and outstanding capital stock of California Coastal Communities, Inc., a Delaware Corporation ("CCCI").

     THIRD: That the Corporation, through resolutions duly adopted by its Board of Directors through action taken by unanimous written consent dated April 24, 1998, approved and adopted the merger (the "Merger") of CCCI into the Corporation, on the conditions set forth in the following resolutions:

          RESOLVED, that the Corporation incorporate California Coastal Communities, Inc., a Delaware corporation ("CCCI"), and thereafter merge CCCI into the Corporation (the "Merger") subject to the following conditions: (i) the Corporation shall remain as the surviving corporation of the Merger; (ii) upon effectiveness of the Merger, the separate corporate existence of CCCI shall cease and its outstanding capital stock shall be cancelled; (iii) the Merger shall not affect the number of outstanding shares of capital stock of the Corporation; and (iv) the Corporation shall assume all of CCCI's liabilities and obligations;

          RESOLVED FURTHER, that the Corporation's name shall be changed to California Coastal Communities, Inc. upon the filing of the Certificate of Ownership and Merger (the "Certificate") and that the Corporation's Restated Certificate of Incorporation be amended by deleting Article FIRST in its entirety and replacing it with the following Article FIRST:

        "The name of the corporation is California Coastal Communities, Inc."

          RESOLVED FURTHER, that the Chief Executive Officer and the Chief Financial Officer of the Corporation be, and they hereby are, authorized and directed to make, execute and acknowledge the Certificate setting forth the resolutions to merge CCCI into the Corporation, to assume CCCI's liabilities and obligations, and to file the Certificate in the office of the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate to be signed by Raymond J. Pacini, its Chief Executive Officer, and Sandra Sciutto, its Chief Financial Officer, this 1st day of May, 1998.


                                   KOLL REAL ESTATE GROUP, INC.


                                   By  /s/ RAYMOND J. PACINI
                                       --------------------------
                                       Raymond J. Pacini
                                       Chief Executive Officer



ATTEST:


By /s/ SANDRA SCIUTTO
   ----------------------------
    Sandra Sciutto
    Chief Financial Officer


                        [SEAL]

                                       2